EXHIBIT 11
                                                  DEUTSCHE BANK [logo omitted]


                                                   Deutsche Bank AG London
                                                   Winchester House
                                                   1 Great Winchester Street
Vivendi Universal S.A.                             London  EC2N 2DB
42, avenue de Friedland
75008 Paris                                        Telephone: +44 20 7545 8000


8 October 2001

Share Swap Transaction - Our Transaction No.

Dear Sir / Madam,

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between Deutsche Bank AG London ("Party A") and Vivendi Universal S.A. ("Party B") on the Trade Date specified below (the "Transaction").

The definitions and provisions contained in the 2000 ISDA Definitions (the "2000 Definitions") and in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions", and together with the 2000 Definitions, the "Definitions") (each as amended and supplemented by the 1998 ISDA Euro Definitions), in each case as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation. In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern. References herein to a "Transaction" shall be deemed to be references to a "Swap Transaction" for the purposes of the 2000 Definitions.

1. This Confirmation constitutes a "Confirmation" as referred to in, and supplements, forms a part of and is subject to, the ISDA Master Agreement dated as of 8 October 2001, as amended and supplemented from time to time (the "Agreement"), between you and Deutsche Bank AG London. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

2. The terms of the particular Transaction to which this Confirmation relates are as follows: General Terms:

     Trade Date:              8 October 2001

     Effective Date:          The Trade Date.

     Termination Date:        8 October 2005, subject to the provisions
                              concerning "Settlement following Final
                              Valuation" and "Calculations following a
                              Recapitalisation of the Issuers"

     Shares:                  Means:

                                   (1)  from and including the Trade Date up
                                        to and including the Exchangeable Note
                                        Exercise Date, the Exchangeable Notes,
                                        and

                                   (2)  from but excluding the Exchangeable
                                        Note Exercise Date to and including
                                        the Termination Date, the Exchangeable
                                        Shares.

     Exchangeable Notes:      The notes due 2005 issued in registered form by
                              each of the Issuers, respectively

     Issuers: Friedland Finance (Number One) Limited and Friedland Finance (NumberTwo) Limited

     Exchangeable Shares:     In respect of each Exchangeable Note, the
                              "Shares" as defined in the terms and conditions of such Exchangeable Notes (and as adjusted in


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                              accordance with the terms thereof), which, are,
                              as of the date hereof, the Underlying Shares. Any such adjustment will continue after the Exchangeable Note Exercise Date as if no exchange had taken place.

     Underlying Shares:       Ordinary Shares of British Sky Broadcasting
                              Group plc ("BSkyB") (ISIN Number: GB0001411924)

     Exchangeable Note
     Exercise Date:           Any date on which Party A exercises the Exchange
                              Right (as defined in each Exchangeable Note) in accordance with the terms and conditions of such Exchangeable Note, or any date on which Party A sells the Exchangeable Notes to any person not affiliated with Party A.

     Exchange:                London Stock Exchange plc, for so long as the
                              Exchangeable Shares are listed on such exchange;

                              if the Exchangeable Shares are not listed on the London Stock Exchange plc at the relevant time, such other North American or European Union stock exchange on which the Exchangeable Shares are so listed at such time, as selected by the Calculation Agent

     Calculation Agent:       Party A


Equity Amounts Payable:       In accordance with the Equity Definitions and
                              the provisions detailed herein, with respect to each Valuation Date an Equity Amount and a Dividend Amount, where relevant, shall be determined and become payable between the parties to this Transaction, subject in all events to the Lower Limit and the Additional
                              Provisions concerning "Additional Collateral" and "Calculations following a Recapitalisation of the Issuers"

     Equity Amount Payer:     In the event the Final Price is greater than the
                              Initial Price, Party A; and

                              In the event the Initial Price is greater than the Final Price, Party B.

                              If the Final Price is equal to the Initial Price, no Equity Amount shall be paid.

     Dividend Amount Payer:   Party A

     Equity Amount:           An amount representing the aggregate change in
                              value of the Equity Notional Amount from the previous Equity Payment Date to the current
                              Equity Payment Date (or, in the case of the initial Equity Payment Date, from the Trade Date until such date), which shall be determined by the Calculation Agent, in respect of each Equity
                              Payment Date, as of the Valuation Date to which such Equity Payment Date relates, and is equal to the product of (i) the Equity Notional Amount and (ii)(a) the absolute value of the Final
                              Price minus the Initial Price divided by (b) the Initial Price.

     Equity Notional Amount:  (i) On the initial Equity Payment Date, GBP
                              2,519,753,859.42 (being on the Trade Date the Number of Shares multiplied by the Initial Price), and

                              (ii) On each Equity Payment Date thereafter, (a) the Equity Notional Amount in respect of the prior Equity Payment Date and (b)(i) plus any Equity Amount paid by Party A to Party B in respect of the prior Equity Payment Date or (ii) minus any Equity Amount paid by Party B to Party A in respect of the prior Equity Payment Date.

     Equity Payment Dates:    The 5th Exchange Business Day following each
                              Valuation Date (other than in the case of the Termination Date, in which case the Equity
                              Payment Date shall be the Exchange Business Day immediately following the related Valuation
                              Date)

     Type of Return:          Total Return

     Number of Shares:        (i) From and including the Trade Date up to and
                              including the Exchangeable Note Exercise Date, the number of Exchangeable Shares represented by the Exchangeable Notes; and


                              (ii) From but excluding the Exchangeable Note Exercise Date to and including the Termination Date, the number of Exchangeable Shares that would have been represented by the Exchangeable Notes as if no exchange had taken place

     Initial Price:           (i) In respect of the initial Valuation Date,
                              GBP 6.29; and

                              (ii) In respect of each Valuation Date
                              thereafter, the Final Price for the Valuation Date immediately preceding such Valuation Date


     Final Price:             The official closing price per Exchangeable
                              Share (or, if there is more than one component thereof, the aggregate of the prices of each such component) on the Exchange at the Valuation
                              Time on the relevant Valuation Date, except as otherwise provided below

     Valuation Time:          The time at which the official closing price per
                              Exchangeable Share is published and announced by the Exchange

     Valuation Dates:         (i) The last Exchange Business Day of each of
                              March, June, September and December from, and including, the first such date following the Trade Date to, and including, the last such date on or prior to the Termination Date (ii) the Trigger Dates, (iii) the fifth Exchange Business
                              Day prior to each Break Date and (iv) the first
                              Exchange Business Day prior to the Termination
                              Date.

     Dividend Amount:         An amount, as determined by the Calculation
                              Agent in accordance with the following formulae:


                              (i) at all times from and including the Trade
                                  Date up to and including the Exchangeable Note Exercise Date:

                                        Interest

                                  where "Interest" means the interest actually received by the holder(s) in respect of the Exchangeable Notes; and


                              (ii) at all times from but excluding the
                                   Exchangeable Note Exercise Date to and
                                   including the Termination Date, provided that Party A has received Exchangeable Shares in any Exchange:

                                                     Number of Shares x Dividend

                                   where "Dividend" means (i) an amount,
                                   determined by the Calculation Agent,
                                   equivalent to 100.00% of the total cash
                                   paid in respect of the Exchangeable Shares that is actually received by the holder(s) thereof, including, without limitation, any dividends paid in cash and (ii)(a) plus any income which Party A generates on or in respect of the Exchangeable Shares (net of fees and expenses incurred in generating such income) and (b) minus any external costs (other than balance sheet costs) which Party A incurs in holding the Exchangeable Shares, in each case after deduction for any
                                   withholding tax, stamp tax, or any other tax, duties, fees or commissions payable in respect of such payment

     Dividend Payment Dates:  The Equity Payment Date relating to the
                              Valuation Date on which the relevant Dividend Period ends.

     Dividend Period:         Each period from, and including, one Equity
                              Payment Date to, but excluding, the next following Equity Payment Date, except that (i) the initial Dividend Period will commence on, but exclude, the Trade Date and (ii) the final
                              Dividend Period will end on, and include, the Termination Date.

     Re-investment of
     Dividends:               Inapplicable

Floating Amounts Payable:     In accordance with the 2000 Definitions and the
                              provisions detailed herein, with respect to each Valuation Date a Floating Amount shall be determined and become payable between the parties to this Transaction.

     Floating Amount Payer:   Party A and Party B

     Notional Amount:         For Party A, the Accumulated Amount; and

                              For Party B, the Equity Notional Amount

     Payment Dates:           Each Equity Payment Date

     Floating Rate Option:    GBP-LIBOR-BBA

     Designated Maturity:     3 months

     Spread:                  Plus 60 basis points (that is, 0.60% per annum)

     Floating Rate for
     Periods of less than
     3 months:                Linear Interpolation

     Floating Rate Day Count
     Fraction:                Actual/365 (Fixed)

     Reset Dates:             The first (1st) day of each Calculation Period.

     Business Days:           London


Adjustments:

     Method of Adjustment     Calculation Agent Adjustment

Extraordinary Events:

     Consequences of Merger Events:

      (a) Share-for-Share:    Alternative Obligation

      (b) Share-for-Other:    Alternative Obligation

      (c) Share-for-Combined: Alternative Obligation

       but subject, in each event, to the Additional Provisions concerning "Merger Events" below.

     Nationalisation,
     Insolvency,  De-listing
     or Loss of FPI Status:   Cancellation and Payment

     Affected Party:          Party B


3.   Additional Provisions

(a)  Share De-listing and Loss of FPI Status :

     The provisions of Article 9 of the Equity Definitions shall apply as amended below and as if reference therein to "Shares" were to the Exchangeable Shares.

     Article 9 section 9.6 (a) of the Equity Definitions shall be amended by the addition of the following definition:

          "(iii) "De-listing" means the Shares cease, for any reason, to be listed on the Exchange and as of the date of such De-listing are not listed on (i) another recognised Exchange or (ii) another quotation system acceptable to the Calculation Agent; and

          (iv) "Loss of FPI Status" means that BSkyB no longer qualifies as a "foreign private issuer" as such term is defined in Rule 3b-4 under the United States Securities Exchange Act of 1934, as amended; and

     Section 9.6(b) of the Equity Definitions shall be deleted and replaced by the following:

          "Either party will, upon becoming aware of the occurrence of a Nationalisation, Insolvency, De-listing or Loss of FPI Status, notify the other party of such event."

     Notwithstanding Section 9.6(c)(i) and Section 9.6(c) (ii) of the Equity Definitions, line 1 of Section 9.6(c) of the Equity Definitions shall be deleted and replaced by the following:

          "For the purpose of determining the consequence of a Nationalisation, Insolvency, De-listing or Loss of FPI Status:"

     Article 9 section 9.7 of the Equity Definitions shall be amended by the substitution of the phrase "Nationalisation, Insolvency, De-listing or Loss of FPI Status " for the phrase "Nationalisation or Insolvency" at each of its occurrences in said section.

(b)  Lower Limit:

     Notwithstanding anything to the contrary herein, any Equity Amount payable by Party B to Party A shall not exceed the Lower Limit. The "Lower Limit" shall mean an amount equal to 89.0% of the Equity Notional Amount on (x) the Valuation Date immediately preceding the related Equity Payment Date or (y) the Trade Date where no such preceding Valuation Date has occurred, minus L200,000.

(c)  Additional Collateral

     On any Valuation Date other than the final Valuation Date or a Valuation Date occurring as a result of a Break Date as set out under the terms of the Optional Early Termination provisions below, any Equity Amount payable by Party A to Party B shall be deemed to be divided into two portions: the Current Payment and the Deferred Payment. The Current Payment shall be payable on the associated Equity Payment Date, but Party B consents to the retention of the Deferred Payment by Party A and its addition to the Accumulated Amount to be held as collateral until (i) all of the obligations of Party B under this Transaction have been satisfied in full as and when due, (ii) the respective delivery and payment obligations of the Issuers under the relevant Exchangeable Note have been satisfied in full as and when due and (iii) any preferred equity securities of the Issuers to which Party A (or one of its affiliates) has subscribed have been redeemed in full. In the event either of the Issuers fails to fulfil such obligations in full, the Accumulated Amount shall be reduced to the extent of any unsatisfied performance (the amount of which, to the extent such performance is not the payment of a cash amount, shall be determined by the Calculation Agent). Notwithstanding any deferral of payment, any such Deferred Payment shall be included as part of the Equity Amount paid by Party A on any Equity Payment Date. Notwithstanding the foregoing, any Equity Amount payable by Party B to Party A shall be reduced to the extent of the Accumulated Amount as of the associated Valuation Date and to such extent be satisfied; provided, however, that on the final Valuation Date or a Valuation Date occurring as a result of a Break Date as set out under the terms of Optional Early Termination provisions below, the Accumulated Amount shall (i) first, be used to satisfy any unsatisfied delivery and payment obligations under the Exchangeable Notes, (ii) second, be used to reduce any Equity Amount payable by Party B to Party A, and (iii) finally, be paid, if there is any remainder, to Party B. Party A shall retain on its books an account to reflect the balance of the Accumulated Amount under the sole dominion and control of Party A which shall be credited in the amount of each Deferred Payment on the relevant Equity Payment Dates and debited in the amount of each application of such funds against the obligations of Party B.

     For these purposes:

     "Accumulated Amount" means the sum of all Deferred Payments minus the sum of all amounts deducted previously therefrom to satisfy any Equity Amounts payable by Party B.

     "Current Payment" means the Equity Amount, but in any event an amount not exceeding the Equity Amount calculated by substituting the Upper Limit for the Final Price.

     "Deferred Payment" means the excess, if any, of the Equity Amount over the Current Payment.

     "Upper Limit" means an amount equal to GBP 6.29, which amount shall be adjusted by the Calculation Agent in accordance with any adjustments made to Number of Shares.

(d)  Additional Valuation Dates:

     If, on any Exchange Business Day (each, a "Trigger Date") from, and excluding, the Trade Date to, and excluding, the final Valuation Date, the Calculation Agent determines that the difference between the Initial Price, and the official closing price per Exchangeable Share (or, if there is more than one component thereof, the aggregate of the prices of each such component) on the Exchange on such Exchange Business Day is equal to, or greater than 10% of such Initial Price, such date shall become a Valuation Date for the purpose of this Transaction.

     In addition, the Calculation Agent shall determine the relevant Equity Amount, Dividend Amount (where applicable) and Floating Amount payable in accordance with the terms herein which shall include any adjustments related to the cost or benefit of unwinding the Floating Rate funding for this Transaction prior to the end of the Designated Maturity, including as a result of the occurrence of a Trigger Date, Break Date or the final Valuation Date in respect of the Termination Date.

(e)  Additional Payments in respect of changes in the Lower Limit:

     If, on any Equity Payment Date:

     (a) an amount is payable (including by any Deferred Payment) by Party A to Party B, Party B shall pay to Party A an amount, as determined by the Calculation Agent, to reflect any change in the fair value of this contract due to the corresponding change in the Lower Limit

     (b) an amount is payable by Party B to Party A, Party A shall pay to Party B an amount, based on the fair value as determined by the Calculation Agent, to reflect any change in the fair value of this contract due to the corresponding change in the Lower Limit.

(f)  Interim Settlement:

     With respect to any Valuation Date excluding the final Valuation Date or a Valuation Date occurring as a result of a Break Date as set out under the terms of Optional Early Termination provisions below, but including, for the avoidance of doubt, a Valuation Date resulting from the occurrence of a Trigger Date, contingent upon notice (which will be written notice) from Party B to Party A not less than one Exchange Business Day prior to such Valuation Date, Party B may elect to settle its obligation to Party A (if any) with respect to any Equity Amount it owes to Party A, as determined in accordance with the terms of this Transaction, by effecting in the market the sale of an amount of ordinary shares of Vivendi Universal SA (Bloomberg code "EX FP", or any successor code) (the "VU Shares"), such that Party A receives cash equal to the amount of such obligation of Party B, plus, if applicable, interest at the overnight LIBOR rate on such amount from the due date thereof until the date it is actually paid to Party A, but in no event later the date three Exchange Business Days following the relevant Equity Payment Date. If Party B requests and Party A agrees to sell any such VU Shares in any such transaction, Party A shall act exclusively as agent for Party B.

(g)  Settlement following Final Valuation:

     For the purpose of calculating the final Equity Amount, the Final Price shall be determined as follows: Beginning three months prior to the expected Termination Date, Party A shall undertake to ascertain the appropriate market price of the Exchangeable Shares based on the price which would be required to sell the Number of Shares of such Exchangeable Shares in the marketplace, taking into account, among other considerations, the total number of shares relative to ordinary trading volumes and prevailing market conditions. The Final Price shall be determined either:

     (i) by mutual consent between the parties with respect to the chosen method of selling the Exchangeable Shares in the market; or

     (ii) if the parties are unable to agree on a suitable method of selling the Exchangeable Shares in the market in accordance with (i) above, a price (net of fees and expenses) quoted by Party A to Party B that Party A believes adequately represents the prevailing market conditions and its ability to sell the Number of Shares of such Exchangeable Shares in the market at a time of its choosing during the 25 Exchange Business Day period preceding the Termination Date. If, however, before or within one business hour in Paris of Party A having provided Party B with such quote, Party B is able to provide an unconditional written commitment to Party A from an international investment bank or underwriter or another party which has the ability to purchase such Number of Shares (in each case offering to purchase such shares for persons other than Party B, its affiliates and agents) offering to purchase such Number of Shares on substantially equivalent terms and conditions during the same 25-Exchange Business Day period, but at a higher price (net of fees and expenses) than that determined by Party A, such higher price shall be the Final Price for purposes hereof.

     Notwithstanding the foregoing, Party A shall not be required to sell the Shares to determine a price. If, however, the Shares are sold in the market or as a result of Party A having accepted the offer referred to in clause (ii) of the paragraph above, the price (net of fees and expenses) of the Shares in such sale shall be the Final Price.

     Notwithstanding the then existing definition of the Termination Date, if Party A chooses to sell the Shares in accordance with the above provisions at any time before the existing Termination Date, the date on which Party A receives the proceeds of such sale shall thereupon be deemed to be the final Valuation Date and the date one Exchange Business Day thereafter shall be the "Termination Date".

     The final Equity Amount, if payable by Party B to Party A, shall not exceed the Lower Limit.

(h)  Optional Early Termination:

     Either Party A or Party B (the "Terminating Party") may, with the written consent of the other party, terminate this Transaction in whole or partially in such portion thereof as mutually agreed, before the final Valuation Date on a Break Date (which dates are set out below) by giving notice (which will be written notice) to the other party (the "Non Terminating Party") not less than five Exchange Business Days before the relevant Break Date. Such notice shall specify:

     (i)  that this Transaction is to be wholly or partially terminated;

     (ii) the number of Shares in respect of which this Transaction is to be terminated;

    (iii) the Break Date; and

     in accordance with the provisions detailed herein, with respect to the number of Shares in relation to which this Transaction is to be terminated, the Calculation Agent will determine the Equity Amount, the Dividend Amount and the Floating Amount which would become payable pursuant to such Optional Early Termination and the relevant Break Date shall be deemed to be a Valuation Date for the purposes of this Transaction.

     For the purposes of determining the Equity Amount payable pursuant to such Optional Early Termination, the Final Price shall be determined by mutual consent between the parties with respect to the chosen method of selling the Shares in the market.

     Notwithstanding the foregoing, Party A shall not be required to sell the Shares to determine a price. If, however, the Shares are sold in the market, the price (net of fees and expenses) of the Shares in such sale shall be the Final Price.

     In the event that mutual consent is not obtained, then no Optional Early Termination shall occur.

     In the event of partial termination, this Confirmation shall continue to govern the outstanding Number of Shares and the Calculation Agent shall adjust the Equity Notional Amount to take the reduction in the Number of Shares into account. The obligations of the parties to make any further payments under this Transaction with respect to the number of Shares in relation to which this Transaction has been terminated (except payments that are due but unpaid, and except payments required to be made pursuant to this paragraph (h)) on or after the Break Date will terminate.

     The Break Dates are any Exchange Business Day.

     The Equity Amount payable pursuant to such Optional Early Termination, if payable by Party B to Party A, shall not exceed the pro rata portion of the Lower Limit with respect to the portion of shares as to which this Transaction is terminated.

(i)  Calculations following a Recapitalisation of the Issuers


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     If on an Exchangeable Note Exercise Date Party A exercises its Exchange
     Right (as defined in the Exchangeable Notes) for cash and subscribes for Preference Shares (defined below), thereafter, notwithstanding anything to the contrary in this Confirmation:

     (i)  Extended Termination Date

          The "Termination Date" shall mean the Exchange Business Day immediately following the date on which the Preference Shares have been wholly redeemed, whether by means of a sale of the Exchangeable Shares held by either of the Issuers, in a liquidation of the Issuers or otherwise.

          "Preference Shares" shall mean such preferred shares or other equity securities of the Issuers to which Party A (or one of its affiliates) shall have subscribed in order to fund the payment of cash to the holder of the Exchangeable Notes on the Exchangeable Note Exercise Date.

     (ii) Limit on Equity Amounts Payable by Party A

          Other than on the final Equity Payment Date or an Equity Payment Date occurring as a result of a Break Date as set out under the terms of the Optional Early Termination provisions above, following such Exchangeable Note Exercise Date, Party A shall have no further obligation to pay any Equity Amounts to Party B in excess of the Upper Limit.

          For these purposes, at any time the "Upper Limit" shall mean an Equity Amount calculated by the Calculation Agent by substituting for the Final Price, an amount equal to the lesser of:

               (a)(1) the aggregate proceeds of the subscription of the
                      Preference Shares, divided by (2) the Number of Shares as of the Exchangeable Note Exercise Date

               and

               (b)  the Upper Limit as of the Exchangeable Note Exercise Date

    (iii) Adjustments to Calculations

          Following such Exchangeable Note Exercise Date, the following changes shall be made to the following defined terms for purposes of calculating any Equity Amounts:

               "Equity Payment Dates" shall mean, in addition to each Equity Payment Date otherwise provided for, the Exchange Business Day immediately following each date on which the holder(s) of Preference Shares receives proceeds in respect of a redemption thereof.

               "Number of Shares" shall mean the number of Exchangeable Shares that would have been represented by the Exchangeable Notes as if no exchange had taken place less any such Exchangeable Shares that have been sold since the Exchangeable Note Exercise Date, other than any shares sold on the Equity Payment Date in respect of which any calculation using such number is being made.

               "Final Price" shall mean, if any Preference Shares have been redeemed since the immediately preceding Equity Payment Date,
               (i) the aggregate proceeds received by the holder(s) of the Preference Shares in respect of such redemption of Preference Shares, divided by (ii) the number of Exchangeable Shares sold in order to fund such redemption. For purposes of calculating any Equity Amount payable on any other Equity Payment Date, the Final Price provided for in the other provisions of this Confirmation shall continue to apply.

               "Valuation Date" shall mean, in addition to each Valuation Date otherwise provided for, the Exchange Business Day on which the holder(s) of Preference Shares receives proceeds in respect of a redemption thereof.

               "Dividend Amount" shall mean:

                    Number of Preference Shares x Dividend

               where "Dividend" means (i) an amount, determined by the Calculation Agent, equivalent to 100.00% of the cash dividends paid in respect of the Preference Shares and interest on any late payment thereof, in each case that is actually received by the holder(s) thereof, after deduction for any withholding tax, stamp tax, or any other tax, duties, fees or commissions payable in respect of such payment.

               In addition, on the first Valuation Date following each date on which any Exchangeable Shares have been sold, the Calculation Agent shall adjust the Equity Notional Amount applicable to the related Equity Payment Date by subtracting from the Equity Notional Amount that would otherwise apply, an amount equal to
               (i) the number of Exchangeable Shares that were sold multiplied by (ii) the Final Price calculated as provided in the definition above with reference to the sale proceeds of such Exchangeable Shares.

          (iv) Settlement following Final Valuation

               For the purpose of calculating the final Equity Amount, the Final Price shall be calculated as provided above. The provisions concerning "Settlement following Final Valuation" of Section (g) above shall not apply.

          (v)  Other Provisions Unchanged

               Except as specified in this Additional Provision (i), each of the other terms of this Transaction shall continue unchanged.

          (vi) Future Tax Liabilities

               Notwithstanding anything to the contrary in any other provision of this Transaction, any taxes that may become payable by or assessable on any holder of the Preference Shares on any date (as determined by the Calculation Agent in its reasonable business judgement) with respect to the sale by or on behalf of the Issuers of any of the Exchangeable Shares after any such Exchangeable Note Exercise Date, shall be deducted from the Final Price as of each Equity Payment Date. If the actual amount paid in respect of such tax differs from the amount so estimated, adjustments (and, if necessary, payments) shall be made between the parties to reimburse or refund such difference. This provision shall survive the termination of this Transaction.

(j)  Early Termination upon Exchange

     If on an Exchangeable Note Exercise Date Party A exercises its Exchange Rights (as defined in the Exchangeable Notes) for cash but does not subscribe for Preference Shares (as defined above), this Transaction shall automatically terminate. For purposes of calculating any Equity Amounts payable in connection with such early termination, the Final Price shall be equal to the aggregate proceeds received in cash by the holder(s) of the Exchangeable Notes divided by the Number of Shares.

(k)  Merger Events

     In the event a Merger Event occurs as a result of which the holder(s) of the Exchangeable Notes receives cash in redemption (in whole or in part) of the Exchangeable Notes, then:

     (i) "Equity Payment Dates" shall mean, in addition to each Equity Payment Date otherwise provided for, the Exchange Business Day immediately following each date on which the holder(s) actually receives such cash;

     (ii) "Valuation Date" shall mean, in addition to each Valuation Date otherwise provided for, the Exchange Business Day on which the holder(s) actually receives such cash;

     (iii) the "Final Price" for purposes of such calculations shall be calculated as otherwise provided in this Confirmation, including the value of the cash proceeds (per Exchangeable Share) subtracted as provided above;

     (iv) the Calculation Agent shall adjust the Equity Notional Amount applicable to each such Equity Payment Date by subtracting from the Equity Notional Amount that would otherwise apply, an amount equal to the aggregate cash proceeds actually received by the holder(s) of the Exchangeable Notes; and

     (v) if the Exchangeable Notes are redeemed in whole upon the receipt of such cash, the "Termination Date" shall mean the Exchange Business Day immediately following the date on which the holder(s) actually receives such cash.

4.   Representations and warranties:

     Each party represents to the other party as of the date that it enters into this Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):

     (i) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered to be investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

     (ii) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms and conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

     (iii) Status of Parties. The other party is not acting as a fiduciary for or adviser to it in respect of this Transaction.

     In addition, Party B represents to Party A as of the date that it enters into this Transaction that:

     (iv) No individual who is an officer, director or employee of Party B or of its subsidiaries or of its holding company or of any subsidiary of its holding company who has knowledge of the Transaction (each a "Relevant Individual") is in possession of information relating to, or to the securities of BSkyB which has not been made public and which if it were made public would be likely to have a significant effect on the price (including the value) of any such securities ("price sensitive information").

     (v) Neither Party B nor any Relevant Individual is, or at any time up until immediately after the termination of the Transaction will be, engaged in insider dealing for the purposes of the UK Criminal Justice Act 1993 or comparable legislation of any other applicable jurisdiction.

     (vi) Neither Party B nor any Relevant Individual knows of nor plans to announce any transaction or matter which might have a significant effect on, or be likely materially to affect, the price of the securities of BSkyB.

    (vii) Party B and each Relevant Individual has and will at all times fully comply with all applicable laws and regulations in each relevant jurisdiction with regard to the Transaction, including without limitation, those obligations arising with regard to disclosure under the UK Companies Act 1985 and the City Code on Takeovers and Mergers and the Rules Governing Substantial Acquisition of Shares (this representation and warranty shall be deemed to be continuing and repeated for the period up until immediately after the termination of the Transaction).

   (viii) Without prejudice to (vii) above, in entering in to the Transaction, neither Party B nor any Relevant Individual shall breach or be capable of being treated as breaching the prohibition on market manipulation contained in section 47 of the UK Financial Services Act 1986.

     (ix) Party B has fully disclosed to Party A its reasons and objectives in entering into the Transaction, which it hereby confirms are within its corporate powers and constitute a genuine and legitimate business and commercial purpose.

     (x) The Transaction itself will not lead to Party A possessing price sensitive information in relation to BSkyB.

5.   Undertakings and Indemnities:

     Party B shall indemnify and hold harmless Party A for and against any losses, claims, damages or liabilities to which Party A may become subject, and Party B will reimburse Party A for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such action or claim as such expenses are incurred:

     (a) in connection with any resale by Party A of Exchangeable Shares obtained upon an exchange by Party B of the Exchangeable Notes or any resale by Party A of VU shares delivered to Party A by Party B under paragraph 3(f) hereof, in each case arising from the misstatement or omission of any material fact in any disclosure made in connection with any such sale; provided, however, that in connection with any such sale Party A shall be entitled to rely on the advice of counsel as to any applicable restrictions under applicable law (including, without limitation, under the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended, in each case including under any rules or regulations thereunder), and

     (b) in connection with or arising out of either of the Subscription Agreements dated on or about the date hereof between each of the Issuers, respectively, and Deutsche Bank AG London on the same terms as the indemnity set forth in such agreement, but without duplication of any payments which Party A shall receive under such indemnity.

     In addition, Party B shall indemnify and hold harmless Party A for and against any amount in respect of, or corresponding to, taxes (including any interest, penalties and associated costs imposed by the relevant competent taxing authority) on any amounts payable by either of the Issuers under the terms of the Exchangeable Notes which is subject to any withholding or deduction for or on account of tax and which either of the Issuers fails duly to pay to Party A pursuant to Condition 10(b) [Grossing up of Payments] of the terms of the Exchangeable Notes. If Party A determines in its sole discretion (exercised in good faith) that it has obtained a refund of any such taxes or obtained and used a credit against taxes on its own overall net income (a "Tax Credit") which Party A is able to identify as attributable to the deduction or withholding Party A shall (subject to Party B having paid any additional amount payable in accordance with this provision) to the extent it can do so without prejudice to the retention of the full amount of the Tax Credit, pay an amount equal to that Tax Credit to Party B. Nothing in this provision shall require Party A to order its affairs so as to obtain any Tax Credit in respect of any such deduction or withholding. Party A shall not be obliged to disclose any information regarding its tax affairs and computations.

     Notwithstanding anything to the contrary in the foregoing, no indemnity shall cover any losses of Party A in respect of the Lower Limit.

6.   Expenses:

     Party B to bear costs associated with sale by Party A of VU Shares or Exchangeable Shares including any brokerage fees.

7.   Account Details:


     Payments to Party A:     Bank of England
                              A/C No. 0307983 0100 GBP 001 LDN
                              In favour of Deutsche Bank AG London

     Payments to Party B:     To be advised

8.   Contact Names:

     Confirmations            Richard Fickling
     Telephone:               + 44 207 545 7269
     Fax:                     + 44 207 545 4913 / 8312
     e-mail address:          richard.fickling@db.com

                              James Willmott
                              + 44 207 547 1202
                              + 44 207 545 4913 / 8312
                              james.willmott@db.com

                              Nicoletta Barra
                              + 44 207 545 1612
                              + 44 207 545 4913 / 8312
                              nicoletta.barra@db.com

                              Purdeep Kang
                              + 44 207 545 8793
                              + 44 207 545 4913 / 8312
                              purdeep.kang@db.com

     ISDA Negotiation         Amanda Dean / Matthew Cook
     Telephone:               +44 207 547 4171/4549
     Fax:                     +44 207 545 4437

     Payments/Fixings         Steve Tittle
     Telephone:               + 44 207 545 1466
     Fax:                     + 44 207 545 2336
                              steve.tittle@db.com

9.   Offices:                 The Office of Party A for the Transaction is
                              London


10.  Broker / Arranger:       Dealt direct


Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us. The time of execution of this Transaction will be made available on request.

Yours faithfully,
for and on behalf of

DEUTSCHE BANK AG LONDON

By:  /s/ Carl Iyengar                By: /s/ Martin Fisch
    ---------------------------          -------------------------------
    Name:  Carl Iyengar                  Name:  Martin Fisch
    Title: Authorised Signatory          Title: Authorised Signatory


Confirmed as of the date first above written:

VIVENDI UNIVERSAL S.A.

By:  /s/ Dominique Gibert
    ---------------------------
    Name:  Dominique Gibert
    Title: Deputy Chief Financial Officer